FORM OF TRANSFER AGENT AGREEMENT

         THIS AGREEMENT is made as of this _____ day of _____, 2006, by and between THE ADVISORS' INNER CIRCLE FUND (the "Trust"), a Massachusetts trust, and SEI INVESTMENTS FUND MANAGEMENT (the "Transfer Agent" or "SEI"), a Delaware business trust.

         WHEREAS, the Trust is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Transfer Agent is a transfer agent registered under the Securities Exchange Act of 1934; and

         WHEREAS, the Trust desires the Transfer Agent to provide, and the Transfer Agent is willing to provide transfer agent services to Shareholders of the Trust's portfolios listed in Schedule A which is attached hereto and made a part of this Agreement, and such other portfolios, or classes of portfolios, as the Trust and the Transfer Agent may agree on ("Portfolios"), on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Transfer Agent hereby agree as follows:

         ARTICLE 1. RETENTION OF THE TRANSFER AGENT. The Trust hereby retains the Transfer Agent to act as the Transfer Agent of the Portfolios and to furnish the Portfolios with the transfer agent services as set forth below. The Transfer Agent hereby accepts such employment to perform the duties set forth below.

         The Transfer Agent shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust. All of the Transfer Agent's duties shall be subject always to the objectives, policies and restrictions contained in the Trust's current registration statement under the 1940 Act, to the Trust's Declaration of Trust and By-Laws, to the provisions of the 1940 Act, and to any other guidelines that may be established by the Trust's Trustees and which are furnished to the Transfer Agent by the Trust.

         The Trust warrants that it has or shall deliver to the Transfer Agent:

         (a) a copy of the Declaration of Trust of the Trust, incorporating all amendments thereto, certified by the Secretary or Assistant Secretary of the Trust;

         (b) an opinion of counsel to the Trust with respect to (i) the legality and continuing existence of the Trust, (ii) the

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                  legality of its outstanding Shares of beneficial interest, and
                  (iii) the number of Shares authorized for issuance and stating that upon issuance they will be validly issued and non-assessable; and

         (c) the Trust's Secretary's or Assistant Secretary's certificate as to the authorized outstanding Shares of the Trust, its address to which notices may be sent, the names and specimen signatures of its officers who are authorized to sign instructions or requests to the Transfer Agent on behalf of the Trust, and the name and address of legal counsel to the Trust. In the event of any future amendment or change in respect of any of the foregoing, prompt written notification of such change shall be given by the Trust to the Transfer Agent together with copies of all relevant resolutions, instruments or other documents, specimen signatures, certificates, opinions or the like as the Transfer Agent may deem necessary or appropriate.

         ARTICLE 2. TRANSFER AGENT SERVICES. The Transfer Agent will act as Transfer Agent for the Portfolios' accounts and, as such, will record in an account (the "Account") the total number of units of beneficial interest ("Shares") of each Portfolio issued and outstanding from time to time and will maintain Share transfer records in which it will note the names and registered addresses of Shareholders, and the number of Shares from time to time owned by each of them. Each Shareholder will be assigned one or more account numbers.

         The Transfer Agent is authorized to set up accounts for shareholders and record transactions in the accounts on the basis of instructions received from Shareholders when accompanied by remittance in an appropriate amount and form as provided in the Trust's then current prospectus. The Trust will not issue certificates representing its Shares. Whenever Shares are purchased or issued, the Transfer Agent shall credit the Account with the Shares issued, and credit the proper number of Shares to the appropriate Shareholder.

         Likewise, whenever the Transfer Agent has occasion to redeem Shares owned by a Shareholder, the Trust authorizes the Transfer Agent to process the transaction by making appropriate entries in its Share transfer records and debiting the Account.

         Upon notification by the Trust's Custodian of the receipt of funds through the Federal Reserve wire system or conversion into Federal funds of funds transmitted by other means for the purchase of Shares in accordance with the Trust's current prospectus, the Transfer Agent shall notify the Trust of such deposits on a daily basis.

         The Transfer Agent shall credit each Shareholder's account with the number of units purchased according to the price of the Shares in effect for such purchases determined in the manner set forth in the Trust's then current prospectus. The Transfer Agent shall process each order for the redemption of Shares from or on behalf of a Shareholder, and shall cause cash proceeds to be wired in Federal funds.

         The requirements as to instruments of transfer and other documentation, the applicable redemption price and the time of payment shall be as provided for

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in the then current prospectus, subject to such supplemental requirements consistent with such prospectus as may be established by mutual agreement between the Trust and the Transfer Agent.

         If the Transfer Agent or the Trust's Distributor determines that a request for redemption does not comply with the requirements for redemption, the Transfer Agent shall promptly so notify the Shareholder, together with the reason therefor, and shall effect such redemption at the price next determined after receipt of documents complying with said standards.

         The Transfer Agent shall produce a confirmation statement reflecting each purchase or redemption transaction and each dividend posting. Confirmation statements will be mailed or transmitted on the Business Day following the transaction.

         On each day that the Trust's Custodian and the New York Stock Exchange are open for business ("Business Day"), the Transfer Agent shall notify the Custodian of the amount of cash or other assets required to meet payments made pursuant to the provisions of this Article 2, and the Trust shall instruct the Custodian to make available from time to time sufficient funds or other assets therefor.

         The authority of the Transfer Agent to perform its responsibilities as to purchases and redemptions shall be suspended upon receipt by it of notification from the Securities and Exchange Commission or the Trustees of the suspension of the determination of the Trust's net asset value.

         In registering transfers, the Transfer Agent may rely upon the opinion of counsel in not requiring complete documentation, in registering transfers without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal.

         ARTICLE 3. COMPENSATION OF THE TRANSFER AGENT.

         (A) TRANSFER AGENT. For the services to be rendered, the facilities furnished and the expenses assumed by the Transfer Agent pursuant to this Agreement, the Trust shall pay to the Transfer Agent compensation at an annual rate specified in the Schedule B which is attached hereto and made a part of this Agreement. Such compensation shall be accrued daily, and paid to the Transfer Agent monthly.

                  If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Transfer Agent's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Transfer Agent's compensation for the preceding month shall be made promptly.

         (B) SURVIVAL OF COMPENSATION RIGHTS. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.
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         ARTICLE 4. LIMITATION OF LIABILITY; INDEMNIFICATION PROVISIONS. The
duties of the Transfer Agent shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Transfer Agent hereunder. The Transfer Agent shall not be liable for any error of judgment or mistake of law or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Article 4, the term "Transfer Agent" shall include directors, officers, employees, sub-contracts and other corporate agents of the Transfer Agent as well as that corporation itself).

         So long as the Transfer Agent does not violate the standard of care set forth herein, the Trust assumes full responsibility and shall indemnify the Transfer Agent and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses and attorney's fees) arising directly or indirectly out of the Transfer Agent in carrying out its duties hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The Transfer Agent shall indemnify and hold the Trust harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses and attorney's fees) arising directly or indirectly out of losses, liabilities or damages resulting from the willful misfeasance, bad faith or gross negligence of the Transfer Agent of said transfer agency relationships to the Trust or any other service rendered to the Trust hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case an indemnifying party (the "Indemnifying Party") may be asked to indemnify or hold an indemnified party (the "Indemnified Party") harmless, the Indemnifying Party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Indemnified Party will use all reasonable care to identify and notify the Indemnifying Party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Indemnified Party, but failure to do so in good faith shall not effect the rights hereunder. The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited.

         The Transfer Agent may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the

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Transfer Agent's duties, and the Transfer Agent shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         The Transfer Agent shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Transfer Agent be held to have notice of any change of authority of any officers, employee or agent of the Trust until receipt of written notice thereof from the Trust.

         ARTICLE 5. ACTIVITIES OF THE TRANSFER AGENT. The services of the Transfer Agent rendered to the Trust are not to be deemed to be exclusive. The Transfer Agent is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in the Transfer Agent, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Transfer Agent and its counsel are or may be or become similarly interested in the Trust, and that the Transfer Agent may be or become interested in the Trust as a Shareholder or otherwise.

         ARTICLE 6. DURATION AND TERMINATION OF THIS AGREEMENT. Unless terminated earlier in accordance with the provisions of this Article, this Agreement shall remain in effect for 3 years after the date of the Agreement and shall continue in effect thereafter, for periods of two years so long as such continuance is specifically approved at least annually (i) by the Trustees of the Trust and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party.

         This Agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Trustees of the Trust on not less than 60 days' written notice to the Transfer Agent, or by the Transfer Agent on not less than 90 days' written notice to the Trust. Upon termination of this Agreement all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust.

         In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may terminate this Agreement immediately.

         ARTICLE 7. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought; PROVIDED THAT, any material amendment must be specifically approved (i) by the vote of a majority of the Trustees of the Trust, and (ii) by the vote of majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party. For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Transfer Agent may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or

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violate any requirements of its Declaration of Trust, By-Laws or prospectus, or any rule, regulation or requirement of any regulatory body.

         ARTICLE 8. TRUSTEES' LIABILITY. A copy of the Certificate of Trust of the Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or Shareholders of the Trust individually, but binding only upon the assets and property of the Trust.

         ARTICLE 9. CERTAIN RECORDS. The Transfer Agent shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Transfer Agent on behalf of the Trust shall be prepared and maintained at the expense of the Transfer Agent, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

         In case of any request or demand for the inspection of such records by another party, the Transfer Agent shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that the Transfer Agent may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Transfer Agent against such liability.

         ARTICLE 10. DEFINITIONS OF CERTAIN TERMS. The terms "interested person" and "affiliated person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the U.S. Securities and Exchange Commission ("SEC").

         ARTICLE 11. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, overnight courier (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 1 Freedom Valley Drive, P.O. Box 1100, Oaks, PA 19456; and if to the Transfer Agent at 1 Freedom Valley Drive, P.O. Box 1100, Oaks, PA 19456.

         ARTICLE 12. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 13. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
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         ARTICLE 14. ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other party.

         ARTICLE 15. CONFIDENTIALITY. All books, records, information and data pertaining to the business of the Trust, including but not limited to names and addresses of "customers" or "consumers" (as those terms are defined in Regulation S-P), which are exchanged or received hereunder shall be kept confidential and shall not be used or voluntarily disclosed to any other person, except as may be permitted hereunder or required by law. This provision shall not apply to information lawfully in the possession of the Transfer Agent prior to the term hereof, lawfully obtained from other sources or independently developed by the Transfer Agent without reference to or reliance on information obtained from the Trust.

         If, in accordance with SEC Regulation S-P, "non-public personal information" (as this term is defined in Regulation S-P) regarding the Trust's customers or consumers is disclosed to the Transfer Agent in connection with the Agreement, then Transfer Agent will not disclose or use that information other than as strictly and absolutely necessary to carry out the purposes of the Agreement. The provisions of this ARTICLE 15 shall survive termination of this Agreement.

         ARTICLE 16. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Transfer Agent undertakes to comply in all material respects with applicable requirements of the Securities Act of 1933, the 1934 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Transfer Agent hereunder. All of the Transfer Agent's duties shall be subject to the objectives, policies and restrictions contained in the Trust's current registration statement under the 1940 Act, the Trust's Declaration of Trust and By-Laws, and any other guidelines that may be established by the Board of Trustees.

         ARTICLE 17. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

         ARTICLE 18. FORCE MAJEURE. Transfer Agent may not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, theft, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails or any transportation medium, communication system or power supply."

         ARTICLE 19. EQUIPMENT FAILURES. In the event of equipment failures beyond the Transfer Agent's control, the Transfer Agent shall take reasonable and prompt steps to minimize service interruptions but shall have no liability

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with respect thereto. The Transfer Agent shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         ARTICLE 20. HEADINGS. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

         ARTICLE 21. BINDING AGREEMENT. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

         ARTICLE 22. SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         ARTICLE 23. TAXES. Transfer Agent may not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Funds or any shareholder or any purchase of Fund shares, excluding taxes assessed against Transfer Agent for compensation received by it under this Agreement."

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                            THE ADVISORS' INNER CIRCLE FUND

                                            By:      ____________________
                                            Name:    ____________________
                                            Title:   ____________________

                                            SEI INVESTMENTS FUND MANAGEMENT

                                            By:      ____________________
                                            Name:    ____________________
                                            Title:   ____________________

                                   SCHEDULE A
                         TO THE TRANSFER AGENT AGREEMENT
                               DATED _______, 2006
                                     BETWEEN
                         THE ADVISORS' INNER CIRCLE FUND
                                       AND
                         SEI INVESTMENTS FUND MANAGEMENT

           Pursuant to the Preamble, the Transfer Agent shall provide services to the following Portfolios:

                        Perimeter Small Cap Growth Fund*

*The Trust is authorized to issue separate classes of shares of beneficial interest representing interests in separate investment portfolios. The parties intend that each portfolio established by the Trust, now or in the future, be covered by the terms and conditions of this agreement.



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                                   SCHEDULE B
                         TO THE TRANSFER AGENT AGREEMENT
                                DATED _____, 2006
                                     BETWEEN
                         THE ADVISORS' INNER CIRCLE FUND
                                       AND
                         SEI INVESTMENTS FUND MANAGEMENT

Pursuant to Article 6, Section A, the Trust shall pay the Transfer Agent compensation as follows:

SEI will provide transfer and dividend disbursing agent services on the Portfolios starting in approximately _____, 2006.

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee, which is $18,500 a year.

This annual charge includes:

     o   Omnibus transactions processing and reconciliation
     o   Transaction reconciliation with custodian
     o   Transmission monitoring and processing
     o   System accessibility
     o   On-going support
     o   Production and maintenance of system reports
     o   "Help Desk" for bank systems users
     o   Processing of incoming and outgoing interfaces (bank and custodian)
     o   NAV and dividend rate nightly updates
     o   Month end dividend processing
     o   Capital gains processing, if needed
     o   Production of confirms and statements
     o   Transmission of print files to bank
     o   Production, printing and storage of system reports
     o   Maintenance of system security records and passwords
     o   Maintenance of all system tables
     o   Maintenance of all dealer files
     o   Production of monthly 12(b)-1

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OUT-OF-POCKET EXPENSES

Out-of-pocket expenses will include but are not limited to confirmation production, postage, forms, stationery, offsite storage, voice response system, telephone, microfilm, microfiche, shareholder telephone calls, shareholder letters, proxy solicitations, and expenses incurred at the specific direction of the Trust such as custom programming.